eShopperTools.com, Inc.,
dba CleverSet, Inc.
Unaudited Financial Statements
December 31, 2007

eShopperTools.com, Inc. dba CleverSet, Inc.
Unaudited Balance Sheet

	December 31,	June 30,
	2007	2007

Assets
Current assets:
Cash	$265,467	$460,082
Accounts receivable	132,362	202,678
Other current assets	11,747	19,811

Total current assets	409,576	682,571

Fixed assets, net of accumulated depreciation and amortization	56,720	63,203

Other assets, net of amortization	29,825	29,378

	$496,121	$775,152

Liabilities and Stockholders’ Deficit

Current liabilities:
Accounts payable	$161,712	$334,373
Accrued expenses	484,750	371,690
Convertible debt	2,380,000	1,780,000

Total current liabilities	3,026,462	2,486,063

Stockholders’ deficit:
Common stock	12,115	11,975
Preferred stock	9,572	9,572
Additional paid in capital	1,467,755	1,400,755
Accumulated deficit	(4,019,783)	(3,133,213)

Total stockholders’ deficit	(2,530,341)	(1,710,911)

	$496,121	$775,152

The accompanying notes are an integral part of these financial statements.

eShopperTools.com, Inc. dba CleverSet, Inc.
Statements of Income and Accumulated Deficit

	Six Months	Six Months
	Ended	Ended
	December 31,	December 31,
	2007	2006
Revenue
Sales	$108,830	$34,738
Grant income	230,952	4,756
Service contracts	573,310	522,041

Total revenue	913,092	561,535

Cost of revenue	862,633	713,360

Gross loss	50,459	(151,825)

Operating expenses
Research and development	173,778	37,373
Sales and marketing	397,778	291,069
Genral and administrative	282,885	164,703

Total operating expenses	854,441	493,145

Net operating loss	(803,982)	(644,970)

Other income and expense
Interest expense	(83,395)	(17,110)
Other income	807	127

Total other income and expenses	(82,588)	(16,983)

Net loss	(886,570)	(661,953)

The accompanying notes are an intregral part of these financial statements.

eShopperTools.com, Inc. dba CleverSet, Inc.
Unaudited Statements of Cash Flows
For the six months ended December 31, 2007 and 2006

	2007	2006
Cash flows from operating activities:
Net loss	$(886,570)	$(661,953)
Adjustments to reconcile net loss to net cash used by operating activities
Depreciation, amortization and stock compensation expense	75,399	34,988
Changes in operating assets and liabilities
Accounts receivable	70,316	(7,896)
Other current assets	8,064	(5,069)
Other assets	(447)	6,610
Accounts payable	(172,661)	52,729
Accrued expenses	113,237	(5,942)

Net cash used by operating activities	(792,662)	(586,533)

Cash flows from investing activities
Purchases of equipment	(1,954)	(24,667)

Net cash from investing activities	(1,954)	(24,667)

Cash flows from financing activities
Issuance of common stock	—	100
Borrowings on convertible notes	600,000	840,000

Net cash from financing activities	600,000	840,100

Net change in cash	(194,616)	228,900

Cash, beginning of period	460,082	454,708

Cash, end of period	$265,467	$683,608

Supplemental disclosures of cash flow information:
Cash paid during the period for interest	$14	$1,084

The accompanying notes are an integral part of these financial statements.

Notes to the Unaudited Financial Statements
December 31, 2007
(1)	Organization and Summary of Significant Accounting Policies

Nature of Operations

eShopperTools.com, Inc., dba CleverSet, Inc., an Oregon Corporation, builds and develops statistical relational learning tools and software for government and ecommerce applications. In its ecommerce service, the Company provides recommendations on ecommerce websites.

Basis of Accounting

The accompanying financial statements have been prepared on the accrual basis of accounting in accordance with generally accepted accounting principles.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Cash

At various times during the fiscal year, the Company’s cash in bank balances exceeded the Federally insured limits. The Company has not experienced any losses in such accounts, and believes it is not exposed to any significant risk on cash.

Accounts Receivable

The Company extends credit to selected customers. Receivables are written off when the Company determines an account is uncollectible. Past due status is determined based on how recently payments have been received. Certain contracts allow for customers to withhold a retainage until final project approval.

Property and Equipment

Acquisitions of property and equipment in excess of $500 are capitalized. Property and equipment are carried at cost. Depreciation is computed on a straight-line basis over the useful lives of the assets generally as follows:

Software	3 years
Computer equipment	5 years
Furniture and fixtures	7 years
Leasehold improvements	39 years

Notes to the Unaudited Financial Statements
December 31, 2007
(1)	Organization and Summary of Significant Accounting Policies (cont.)

Income Taxes

Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax basis of assets and liabilities and any net operating loss carry-forwards available that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Income tax expense is the tax payable or refundable for the period, plus or minus the change in deferred tax assets and liabilities during the period. The estimate for deferred taxes for net operating losses, or NOLs, $1,356,936, with a 100% valuation allowance. These NOLs and timing differences generate deferred tax assets and liabilities under SFAS 109. However, due to the recurring operating losses incurred, the Company cannot estimate when or if it will generate taxable income. NOLs available would also be sufficient to offset any future taxable income generated. The related net operating losses expire beginning in 2021 through 2026.

Revenue Recognition and Deferred Revenues

The Company recognizes revenue on a progress billing basis. Customer contracts can be performed over several months and can include prepayments which are recorded as deferred revenues.

Other Assets

Other assets that are determined to have definite lives are amortized over their useful lives. At December 31, 2007, intangible assets consisted of security deposits, web site development and logo costs, net of accumulated amortization of $2,798.

Significant Concentrations

A significant portion of the Company’s total revenues have been earned from various contracts with two customers. Total revenues earned related to those customers were approximately 72% of total contract revenues for the six months ended December 31, 2007. These customers represented 65% of outstanding accounts receivable at December 31, 2007.

Notes to the Unaudited Financial Statements
December 31, 2007
(1)	Organization and Summary of Significant Accounting Policies (cont.)

Stock-based Compensation

The Company currently sponsors a stock option plan as discussed in Note 7. Prior to July 1, 2006, the Company applied Accounting Principles Board Opinion (APB) No. 25, “Accounting for Stock Issued to Employees” and related interpretations in accounting for stock options and other stock-based compensation. The intrinsic method per APB No. 25 measured compensation cost as the excess, if any, of the quoted market price of the stock at the measurement date over the amount an employee must pay to acquire the stock.

In December 2004, the FASB issued SFAS No. 123 (revised December 2004) (SFAS 123R), “Share-Based Payment,” which is a revision of SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS 123R superseded APB 25, “Accounting for Stock Issued to Employees,” and amended SFAS No. 95, “Statement of Cash Flows.” SFAS 123R eliminated the alternative to use the intrinsic value method of accounting under APB 25. In addition, SFAS 123R eliminated the minimum value method previously allowed for nonpublic companies and requires the fair value method based accounting on a prospective basis. A nonpublic entity is required to apply SFAS 123R effective as of the beginning of the annual period beginning after December 15, 2005. The Company adopted SFAS 123R effective July 1, 2006. Under the transitional guideline prescribed by SFAS 123R, the Company applied the prospective transition method as of the required effective date. Accordingly, there was no impact as a result of adoption of SFAS 123R as of the effective date.

Notes to the Unaudited Financial Statements
December 31, 2007
(2)	Property and Equipment

Property and equipment consists of the following:

Equipment	$94,834
Leasehold Improvements	567

95,401
Less: Accumulated Depreciation	(38,681)

Net Property and Equipment	$56,720

(3)	Convertible Notes

The Company has notes payable in the amount of $2,380,000 due in November, 2008. At December 31, 2007, accrued interest due on the notes is $164,848. The notes and accrued interest may be converted to the Company’s equity securities based on conversion formulas set forth in the loan documents. If the Company obtains qualified equity financing in the amount of at least a million dollars prior to June 30, 2008, these notes will automatically be converted to fully paid, non-assessable shares of the Company equity securities sold in the equity financing. If the qualified equity financing does not occur prior to June 30, 2008, the notes provide for optional conversion of the note balance and accrued interest based to fully paid, non-assessable shares of the Company’s equity securities having rights, preferences and privileges equal to those rights, preferences and privileges afforded to the most senior class of the Company’s equity securities outstanding at that time.
(4)	Shareholders’ Equity

		Series A
	Common Stock	Preferred Stock
Authorized shares	15,000,000	5,000,000
Issued shares	1,211,500	957,200
Outstanding shares	1,211,500	957,200

Par value per share ($0.01)	$12,115	$9,572
The preferred shares are convertible to common stock and considered to be voting shares based on the conversion factor to common shares. Additionally, the preferred shares have an annual stated dividend, if declared, and liquidation preferences. No dividends have been declared or paid to date.

Notes to the Unaudited Financial Statements
December 31, 2007
(5)	Benefit Plans

The Company sponsors a Simple IRA benefit plan for all eligible employees, matching employee contributions up to 3% of salary. Contributions to the plan are discretionary. For the six months ended December 31, 2007, contributions to the plan were $24,568.

(6)	Lease Commitments

The Company leases office space and equipment under operating lease agreements expiring in 1 to 3 years. Rent expense related to theses leases and various month to month agreements was $77,134 for the six months ended December 31, 2007. The following represent future non-cancelable lease payments for the next 3 years:

Future minimum lease payments are:

2008	$95,703
2009	46,340
2010	2,490
(7)	Stock Transactions

Common Stock Warrants

During the six months ended December 31, 2007, the Company granted warrants for 156,306 shares of the Company’s common stock to various companies and individuals. A total of 267,322 warrants were outstanding at December 31, 2007. The warrants are exercisable at a price of $.01 to $1.25 per share and expire ten years after date of issue. There were 14,000 shares exercised during the six months ended December 31, 2007.

Stock-Based Compensation

The Company has an Incentive and Nonqualified Stock Option Plan (Incentive Plan), under which 800,000 shares of common stock are reserved for issuance annually under qualified options, nonqualified options, stock bonuses, and other awards as set forth in the Incentive Plan. The Incentive Plan provides for administration by a Committee comprised of the Company’s Board of Directors that may grant awards under the Incentive Plan.

Nonqualified options are available for issuance to selected non-employee agents, consultants, advisors, and independent contractors of the Company or Parent or

Notes to the Unaudited Financial Statements
December 31, 2007
(7)	Stock Transactions (cont.)

Subsidiary of the Company. Under the Incentive Plan, the exercise price of a qualified stock option cannot be less than the fair market value on the date of the grant and the exercise price of a nonqualified option is determined by the Company on the date of the grant. Options granted under the plans vest monthly over a period of 4 years beginning 6 months after the date issued and expire 10 years from the date issued.

The following table summarizes the stock option activity under the Incentive Plan:

	Options		Options
	Outstanding		Exercisable
		Weighted		Weighted
	Number	Average	Number	Average
	Of	Exercise	Of	Exercise
	Shares	Price	Shares	Price
Options outstanding at June 30, 2007	966,860	$0.61	98,481	$0.54

Granted	200,890	$1.25
Exercised	—	$—
Cancelled	(103,390)	$.82

Options outstanding at December 31, 2007	983,250	$0.92	178,466	$0.71

Notes to the Unaudited Financial Statements
December 31, 2007
(7)	Stock Transactions (cont.)

The Company has computed, for pro forma disclosure purposes, the value of all stock options granted during the year ended December 31, 2007 using the Black-Scholes option pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions:

Risk-free interest rate	4.20%
Expected dividend yield	0%
Expected lives	4 years
Expected volatility	0%
Using the Black-Scholes methodology, the total value of stock options granted during the six months ended December 31, 2007 was approximately $89,000.
(8)	Subsequent Event

The Company has entered into a letter of intent to sell all of the outstanding shares of common and preferred stock. The agreement assumes that all warrants, options and convertible debt agreements are exercised prior to completion of the transaction and includes various other terms and conditions.